                                                                   EXHIBIT 99.1

*LL&E-ROYALTY TRUST

LL&E ROYALTY TRUST ANNOUNCES TRUST INCOME FOR AUGUST 2004

LL&E ROYALTY TRUST

JPMORGAN CHASE BANK - TRUSTEE                         NEWS
______________________________________________________RELEASE__________________

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (July 26, 2004) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today the Trust income distribution for the month of August 2004. This distribution represents amounts payable to the Trust with respect to production for the month of May 2004. Unit holders of record on August 5, 2004 will receive a distribution of $783,149 or approximately $0.041237 per Unit payable on August 13, 2004.

The distribution includes no proceeds from the Jay Field property due to excess production costs. Excess production costs to be recouped from future proceeds at the Jay Field property total $591,716.

The Working Interest Owner, under the terms of the Trust Conveyance, is permitted to escrow funds up to 125% of the estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). According to the most recent reserve report, estimated dismantlement costs are $13.3 million for Jay Field property, $1.9 million for South Pass 89 property and $2.3 million for Offshore Louisiana property. The Working Interest Owner has informed the Trustee that it has elected not to escrow any additional funds at this time. However, the Working Interest Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors, which may warrant a need for additional escrow. To date, the amounts escrowed for future dismantlement costs total approximately $4.5 million for Jay Field property, $2.6 million for South Pass 89 property and $3 million for the Offshore Louisiana property. The amounts escrowed on the South Pass 89 and Offshore Louisiana properties exceed 125% of the estimated future dismantlement costs by approximately $225,000 and $125,000 respectively. The Trust Conveyance permits, but does not require, the Working Interest Owner to release the excess escrowed funds, and the Working Interest Owner has informed the Trustee that it does not intend to release any portion of the escrowed funds at this time.

Gross Proceeds prior to deductions for Production Costs for the month of May 2004 by property is as follows: $1,962,098 for Jay Field property, $115,700 for South Pass 89 property, and $918,626 for Offshore Louisiana property.

Production Costs for the month of May 2004 by property is as follows:
$2,553,814 for Jay Field property and $99,083 for Offshore Louisiana property. South Pass 89 property had a negative net operating expense of $47,548, which was a result of third party credits totaling $86,302. Actual production costs attributable to the South Pass property for the month of May 2004 were $38,754.

There was no deduction made for the Special Cost Escrow in May 2004. Fee Lands Royalties for the month of May 2004 totaled $36,358. Trust related expenses for the month of May 2004 totaled $72,422.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, timing and extent of capital expenditures. In addition, the amount of future distributions will depend on the amounts escrowed by the Working Interest Owner as described above.

The Trust income distribution announcement for the month of September will be made on or about August 27, 2004.



CONTACT: LL&E ROYALTY TRUST
         JPMORGAN CHASE BANK, AS TRUSTEE
         MIKE ULRICH
         (800) 852-1422
         WWW.BUSINESSWIRE.COM/CNN/LRT.HTM